Exhibit 5.2

[Baker & Hostetler LLP Letterhead]

        November 7, 2006

TransDigm Inc.
on behalf of the Registrants
1301 East Ninth Street, Suite 3710
Cleveland, Ohio  44114

Gentlemen:

We have acted as counsel in the States of California and Florida (the “States”) to:

(a)           ZMP, Inc., a California corporation (“ZMP”),

(b)           Adams Rite Aerospace, Inc., a California corporation (“Adams Rite”),

(c)           Christie Electric Corp., a California corporation (“Christie”),

(d)                                  Sweeney Engineering Company, a California corporation (“Sweeney,” and together with ZMP, Adams Rite and Christie, the “California Subsidiaries” and each a “California Subsidiary”), and

(e)           CDA InterCorp., a Florida corporation (“CDA”)

for the purpose of providing this opinion relating to that certain Indenture (the “Indenture”), dated as of June 23, 2006, among TransDigm, Inc., TransDigm Group Incorporated, the Guarantors named therein, including the California Subsidiaries and CDA, and The Bank of New York Trust Company, N.A., as trustee. This opinion is being delivered to you pursuant to your request.

We have examined copies of the following documents:

A.                                 Executed copies of the Indenture and First Supplemental Indenture to the Indenture, dated as of November 2, 2006 (“Supplement No. 1”).

B.                                   The articles of incorporation of each California Subsidiary, certified by the California Secretary of State on a date on or prior to the date of the Indenture, and the articles of incorporation of CDA, as certified by the Florida Secretary of State on a date prior to the date of Supplement No. 1  (collectively, the “Charters”).

C.                                   The bylaws of each California Subsidiary, certified by its Secretary as of the date of the Indenture, and the bylaws of CDA, certified by its Secretary as of the date of Supplement No. 1 (collectively, the “Bylaws”).

D.                                  Certified resolutions of the respective boards of directors of the California Subsidiaries, dated the date of the Indenture, authorizing, among other things, the execution and delivery of the Indenture, and certified resolutions of the board of directors of CDA, dated October 31, 2006, authorizing, among other things, the execution and delivery of Supplement No. 1 (collectively, the “Resolutions”).

E.                                    Officer’s Certificates from each of the California Subsidiaries, dated as of the date of the Indenture, and an Officer’s Certificate from CDA, dated as of the date of Supplement No. 1 (collectively, “Officers’ Certificates”).

We have also reviewed such statutes and judicial decisions of the States as we deemed necessary to render this opinion.

In rendering the opinions set forth herein, we have assumed (there being no facts to the contrary known to those of our lawyers providing substantive attention to the matters related hereto), with your approval, that (i) all signatures on all documents submitted to us are genuine, (ii) all documents submitted to us as originals are authentic and (iii) all documents submitted to us as copies conform with the originals thereof.

For the purposes of preparing this opinion and with your consent, we have not independently verified or investigated the accuracy or completeness of any factual information and, because the scope of our examination did not include such verification, we assume no responsibility for the accuracy or completeness of any such information.

While we are licensed to practice law in several states, we do not purport to express legal conclusions based on the laws of any state or jurisdiction other than the States, and, accordingly, we express no opinion as to the laws of any other state or jurisdiction.

Based solely and in reliance on the foregoing and subject to the further qualifications hereinafter set forth, we express the following opinions:

                1.             Each of the California Subsidiaries had the full corporate power and authority to execute and deliver the Indenture and has the full corporate power and authority to perform its obligations thereunder, and CDA had the full corporate power and authority to execute and deliver Supplement No. 1 and has the full corporate power and authority to perform its obligations thereunder.

                2.             The execution and delivery by each California Subsidiary of the Indenture was duly authorized by all necessary corporate action by each California Subsidiary, and the Indenture was validly executed by each California Subsidiary.  The execution and delivery by CDA of Supplement No. 1 was duly authorized by all necessary corporate action by CDA, and Supplement No. 1 was validly executed by CDA.

Despite any other express or implied statement in this letter, we express no opinion with respect to the validity, binding effect or enforceability of the Indenture.

The opinions in this letter are limited to the matters set forth in this letter, and no other opinion should be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-4 (File No.333-137937) and any amendment thereto to be filed in connection with the exchange offer contemplated by the Indenture.

Very truly yours,

/s/ BAKER & HOSTETLER LLP